Exhibit 99.1

Company Contact:	Investor Relations Contact:
Ms. Fan Zhou, Investor Relations Director	Mr. John Harmon, CFA, Sr. Account Manager
China TransInfo Technology Corp.	CCG Investor Relations
Tel: +86-10-5169-1657	Tel: +86-10-6561-6886 ext. 807
E-mail: ir@ctfo.com	E-mail: john.harmon@ccgir.com

For Immediate Release:

China TransInfo Announces Results of 2011 Annual Shareholder Meeting

Beijing, December 14, 2011 -- China TransInfo Technology Corp. (NASDAQ: CTFO), (“China TransInfo” or the “Company”), a leading provider of comprehensive intelligent transportation systems in China through its affiliate, China TransInfo Technology Group Co., Ltd. , today announced the results of its 2011 Annual Shareholder Meeting (the “Annual Meeting”), held on December 12, 2011 in Beijing, China.

At the Annual Meeting, shareholders elected each of the following nominees to the Company’s Board of Directors for a one-year term: Shudong Xia, Danxia Huang, Brandon Ho-Ping Lin, Walter Teh Ming Kwauk, Zhongsu Chen, Dan Liu and Xingming Zhang.

Shareholders also ratified the appointment of BDO China Shu Lun Pan Certified Public Accountants LLP, a member firm of BDO International, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

In addition, shareholders approved, by advisory vote, executive compensation and also recommended conducting future advisory votes on executive compensation every three years.

About China TransInfo

China TransInfo, through its affiliate, China TransInfo Technology Group Co., Ltd., (the “Group Company”) and the Group Company’s PRC operating subsidiaries, is primarily focused on providing urban and highway transportation management solutions and information services. The Company is a leading transportation information products and comprehensive solutions provider, and aims to be the largest dynamic transportation information service provider and major commercial vehicles service provider in China. As the co-formulator of several transportation technology national standards, the Company owns nine patents and has won a majority of the model cases awarded by the PRC Ministry of Transportation. As a result, the Company is playing a key role in setting the standards for transportation information solutions in China. For more information, please visit the Company’s website at http://www.chinatransinfo.com.

###